                                                                   EXHIBIT 10.20

                  SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENT

      Each non-employee director receive annual compensation in the amount of $25,000, paid in quarterly installments at the beginning of each fiscal quarter. In addition, each Compensation Committee member, Audit Committee member, Nominating Committee member, Chairman of each Committee and Lead Director receive annual fees of $2,500, $5,000, $2,500, $5,000 and $15,000 respectively.
Employee directors do not receive any additional cash compensation for serving on the Board of Directors, but are reimbursed for expenses incurred in attending the meetings. Each non-employee director is included in the Company's executive medical plan. Non-employee directors are permitted to participate in the Company's investment and tax planning program.

      Each non-employee director is granted a nonqualified option to purchase 50,000 shares of common stock under the 2001 Non-Employee Director Option Program (the "Program") upon election or appointment to the Board of Directors. These options vest and become exercisable in three equal installments on each anniversary of the grant date. In addition, the Program provides that each non-employee director who is a director immediately prior to an annual meeting of the stockholders and who continues to be a director after such meeting, provided that such director has served as such for at least 11 months, will be granted an option to purchase 25,000 shares of common stock on the related annual meeting date. Options granted under the Program vest and become exercisable in three equal installments on each anniversary of their respective grant date.